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EXHIBIT 23.2

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
MECON, Inc.

    We consent to the use of our report dated December 14, 1999, included herein, relating to the consolidated balance sheets of MECON, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. In addition, we consent to the reference to our firm under the heading "Experts" in this General Electric Company registration statement filed on Form S-4.

KPMG LLP

San Francisco, California
December 27, 1999